Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”) is made as of May 5, 2022, by and among DraftKings Holdings Inc. (formerly known as DraftKings Inc.), a Nevada corporation, as issuer (the “Company”), DraftKings Inc. (formerly known as New Duke Holdco, Inc.), a Nevada corporation and the parent company of the Company, as guarantor (“Parent”), and Computershare Trust Company, N.A., as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of March 18, 2021 (the “Indenture”), pursuant to which the Company issued its 0% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of August 9, 2021 (as may be amended from time to time, the “Merger Agreement”) with Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), Parent, and certain other parties thereto, pursuant to which the Company will, among other things, (i) acquire all issued and outstanding shares of common stock of GNOG and (ii) undergo a holding company reorganization (the “Reorganization”) whereby each share of Class A Common Stock of the Company, par value $0.0001 per share (“Company Class A Common Stock”), issued and outstanding immediately prior to the effective time of the Reorganization will be converted into one share of Class A Common Stock of Parent, par value $0.0001 per share (“Parent Class A Common Stock”), and each share of Class B Common Stock of the Company, par value $0.0001 per share, issued and outstanding immediately prior to the effective time of the Reorganization will be converted into one share of Class B Common Stock of Parent, par value $0.0001 per share;

WHEREAS, Section 14.07(a) of the Indenture provides that, in the case of any Share Exchange Event, the Company, or the successor or purchasing corporation, as the case may be, will execute with the Trustee, without the consent of the Holders, a supplemental indenture providing that, at and after the effective time of the Share Exchange Event, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of shares of the Company Class A Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have been entitled to receive upon such Share Exchange Event;

WHEREAS, the Reorganization was consummated on May 5, 2022 and constituted a Share Exchange Event;

WHEREAS, Parent desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act for shares of Parent Class A Common Stock delivered upon conversion of the Notes following the Reorganization;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may, without the consent of any Holder, enter into indentures supplemental to the Indenture for the purpose of, among other things, (i) adding guarantees with respect to the Notes and (ii) in connection with any Share Exchange Event;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to join with the Company in the execution of any such supplemental indenture to the Indenture, and to make any further appropriate agreements and stipulations that may be therein contained;

WHEREAS, the Company and Parent desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, Parent and the Trustee agree as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. General. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

ARTICLE 2

EFFECT OF CONVERSION RIGHT

Section 2.01. Conversion. The Company and Parent expressly agree that, in accordance with Section 14.07 of the Indenture, at and after the effective time of the Reorganization, the right of the Holder of each Note that was outstanding as of the effective time of the Reorganization to convert each $1,000 principal amount of such Note shall be changed into the right to convert each $1,000 principal amount of such Note into the number of shares of Parent Class A Common Stock that a holder of a number of shares of Company Class A Common Stock equal to the Conversion Rate immediately prior to the effective time of the Reorganization would have been entitled to receive upon the Reorganization. For purposes of this Supplemental Indenture, “Reference Property” and “unit of Reference Property,” as defined in the Indenture, means Parent Class A Common stock and 1.0 share of Parent Class A Common Stock, respectively. Upon the consummation of the Reorganization, references to “Class A Common Stock” in the Indenture shall be deemed to refer to the Reference Property and references to “shares of Class A Common Stock” in the Indenture shall be deemed to refer to units of Reference Property.

ARTICLE 3

GUARANTEE

Section 3.01. Guarantee. Parent hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, this Supplemental Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(a)     the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise, and interest on the overdue principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of and accrued and unpaid interest on, each of the Notes, if lawful, and all other obligations of the Company to the Holder or the Trustee under the Indenture, this Supplemental Indenture and the Notes will be promptly paid or performed in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise; and

(b)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (collectively, such guarantee, the “Note Guarantee”).

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Parent will be obligated to pay or perform the same immediately. Parent agrees that this is a guarantee of payment and not a guarantee of collection.

Parent hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, Parent or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

Parent agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Parent further agrees that, as between Parent, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by Parent for the purpose of this Note Guarantee.

Section 3.02 Limitation on Parent Liability. Parent, and by its acceptance of this Note Guarantee, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee of Parent not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee.

Section 3.03 Execution. To evidence the Note Guarantee set forth in Section 3.01 hereof, this Supplemental Indenture will be executed on behalf of Parent by one of its Officers. Parent hereby agrees that the Note Guarantee set forth in Section 3.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee. If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of Parent.

Section 3.04 Releases. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, Parent will be released and relieved of any obligations under the Note Guarantee.

ARTICLE 4

NO RELEASE OF COMPANY

Section 4.01. Obligations of the Company. Notwithstanding the agreement of Parent to become liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including accrued and unpaid interest, if any), on all the Notes issued under and subject to the Indenture and for the delivery of Parent Class A Common Stock and/or Cash upon conversion of the Notes pursuant to Article Fourteen of the Indenture, the Company remains fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder except for the issuance of the Class A Common Stock of the Company upon conversion of the Notes pursuant to Article Fourteen of the Indenture.

ARTICLE 5

Miscellaneous Provisions

Section 5.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, Parent and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 5.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 5.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and Parent and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.04. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05. Headings. The article and section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.06. Successors. All agreements of the Company, Parent and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 5.07. Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 5.08. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) and such signatures shall be deemed to be original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DraftKings Holdings Inc., as Company

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Chief Financial Officer

DraftKings Inc., as Guarantor

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Chief Financial Officer

Computershare Trust Company, N.A., as Trustee

By:	/s/ Jerry Urbanek
	Name:	Jerry Urbanek
	Title:	Trust Officer

[Signature Page to First Supplemental Indenture]